Exhibit 10.1
March 13, 2015
Mr. Tad Smith
c/o Sotheby’s
1334 York Avenue
New York, New York 10021

Employment Agreement
Dear Tad:
This letter (the “Agreement”) will confirm the terms of your employment by Sotheby’s (the “Company”).
1.    Term. The term of this Agreement (the “Term”) shall be effective as of March 31, 2015 (the “Commencement Date”) and, unless terminated earlier in accordance with this Agreement, will expire on the fifth anniversary of the Commencement Date (the “Expiration Date”).
2.    Title. Your title will be President and Chief Executive Officer, and you shall have all authorities, duties and responsibilities customarily exercised by an individual serving in those positions in a corporation of the size and nature of the Company and shall be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair your ability to discharge, the foregoing duties and responsibilities. During the Term, you will report solely and directly to the Board of Directors of the Company (the “Board”). Throughout your employment with the Company, you agree to devote substantially all of your business time and attention to the business and affairs of the Company and to perform your duties in a diligent, competent, professional and skillful manner and in accordance with applicable law and the Company’s policies and procedures. Notwithstanding the foregoing, so long as such activities, either individually or in the aggregate, do not materially interfere with the performance of your duties hereunder, you shall be permitted to devote time and attention to: (i) teaching at the New York University School of Business; (ii) service on such public and private company boards of directors of companies that will not violate the provisions of Section 12 hereof, so long as such service is approved in advance by a duly authorized committee of the Board, (iii) service for such charitable, community, boards of advisors, and industry organizations that will not violate the provisions of Section 12 hereof, and (iv) managing your (and your family’s) personal investments and affairs.
3.    Base Salary. Your annual base salary will be a minimum of $1,400,000 annually, paid in accordance with the Company’s generally applicable payroll practices, subject to annual review and potential increase (but not decrease) by the Compensation Committee (the “Compensation Committee”) of the Board in its sole discretion.
4.    Annual Incentive. You will be eligible to participate in the Company’s annual incentive compensation program, with your annual target bonus opportunity equal to 200% of base salary paid during the applicable fiscal year; provided that your annual bonus opportunity for calendar year 2015 will be based solely on your base salary payable on and after July 1, 2015. The actual amount payable as an annual incentive in respect of any calendar year depends on the performance of the Company and your individual performance, in each case, as determined by the Compensation Committee in its discretion in accordance with the annual incentive plan, the performance and other metrics of which shall be communicated to you not later than the end of the first quarter of the applicable year (or, in the case of 2015, promptly following the Commencement Date). Bonuses are typically paid early in the calendar year subsequent to the year in which the corresponding services are performed, but no later than March 15 of the year following for which the bonus is earned. Except as provided below, in order to receive a bonus, you must be employed by the Company at the time bonuses are otherwise payable.

5.    Annual Long-Term Incentive Awards. Commencing with the calendar year 2015, you will be eligible, subject to your continued employment by the Company and the terms of this Agreement, to participate in such long-term incentive programs made available to the Company’s senior executives at the level determined by the Compensation Committee, in its sole discretion, consistent with your role and responsibilities as President and Chief Executive Officer of the Company; provided that you will be entitled to receive annually long-term awards with a value (determined in a manner consistent with the Company’s generally applicable practices) of at least $3,000,000, except that your opportunity with respect to the 2015 calendar year will be pro-rated based on your service expected to be performed in 2015 on and after July 1, 2015. During the Term, the Compensation Committee shall, on an annual basis, review your annual long-term incentive award opportunity for upward revision.
6.    Sign-On Award. In addition to your eligibility for long-term incentives pursuant to Section 5, you will also receive a one-time special award of 158,638 shares of restricted stock of the Company (the “Sign-On Award”). The vesting schedule applicable to the Sign-On Award shall be as follows:

Vesting Date	Number of Shares Vesting
March 4, 2016	49,726
September 1, 2016	29,108
September 1, 2017	79,804
Notwithstanding the foregoing schedule, the shares of restricted stock subject to the Sign-On Award that have not previously vested shall immediately vest upon (i) the termination of your employment due to your death or Disability, (ii) the termination of your employment by the Company without Cause, (iii) the termination of your employment by you for Good Reason (as each term is defined in Section 19 below), and (iv) a Change in Control (as defined in Section 8(a) below). The Company shall cause the shares of restricted stock constituting the Sign-On Award to be registered under the Securities Exchange Act of 1933, as amended. Except as provided in the immediately preceding sentence, any shares of restricted stock comprising the Sign-On Award that shall not have vested prior to your termination of your employment shall be forfeited.
7.    Lost 2015 Annual Bonus. You will forfeit payment of the annual bonus opportunity that would have been payable to you by your current employer for the fiscal year ended June 30, 2015, which you have in good faith estimated at $3,100,000. The Company will compensate you for such lost bonus. It will pay you $1,100,000 of such amount in cash, not later than September 15, 2015. You have agreed that the remaining $2,000,000 of such amount shall be deemed notionally to purchase fully vested restricted stock units, each of which shall relate to one share of the common stock of the Company. The number of such restricted stock units notionally purchased (the “Purchased RSUs”) shall be determined by dividing $2,000,000 by the average of the closing prices of the Company’s common stock for the 30 consecutive trading days ended immediately prior to the Commencement Date (the “Starting Value”). The Company shall credit fully vested dividend equivalents on such Purchased RSUs, which shall be deemed reinvested in additional restricted stock units based on the closing price per share of common stock on the payment date of the corresponding dividends. Such Purchased RSUs (and the corresponding portion of any additional restricted stock units derived from any dividend equivalents payable on Purchased RSUs and any additional restricted stock units credited) shall be settled in Company stock in three approximately equal installments on each of the third, fourth and fifth anniversaries of the Commencement Date or, if earlier, within 30 days following your death or six months and one day after the date your employment terminates for any reason (your “Termination Date”).
8.    Enhanced Equity Opportunity. The Company shall award you two performance based restricted stock units for each Purchased RSU (the “Matching PSUs”). You will be eligible to vest in the Matching PSUs, subject to satisfaction of both the Performance Condition and the Service Condition described below. Any such Matching PSUs that become vested will be payable in shares of the Company’s common stock within 30 days following the date such Matching PSUs vest, in such number of shares as shall be determined by multiplying the number of Matching RSUs by the applicable percentage determined pursuant to the table set forth in Section 8(a) below. No dividend equivalents shall be credited on the Matching PSUs.

(a)    Performance Condition. If the average closing prices of the Company’s common stock during any 30 consecutive trading days ending on or after the third anniversary, and on or before the fifth anniversary, of the Commencement Date at least equals a specified price hurdle set forth in the table below, the corresponding percentage of the Matching PSUs shall be payable, subject to your satisfaction of the Service Condition described in Section 8(b) below. If during such period more than one such hurdle is achieved, you shall be deemed to have earned the percentage of the Matching PSUs corresponding to the highest hurdle achieved, regardless of the closing price of the Company’s common stock at the end of such period.

Stock Price as a Percentage of Starting Value	Percent Of Matching PSUs Deemed Earned
< 133 1/3%	0%
133 1/3%	50%
150%	100%
166 2/3%	175%
183 1/3%	250%
200%	350%
Additionally, in the event of a change in control of the Company, as defined in the Company’s Second Amended and Restated Restricted Stock Unit Plan as in effect on the date hereof (a “Change in Control”), or your employment terminates due to your death or Disability or your employment is terminated by the Company without Cause or by you for Good Reason (any such termination of employment, a “Specified Termination”), to the extent that it will result in your having had earned a greater percentage of the Matching PSUs than would otherwise apply, the number of Matching PSUs deemed earned shall be determined as of the date of such Change in Control or the day immediately prior to such Specified Termination, regardless of whether occurring prior to the third anniversary of the Commencement Date, by applying the above table and by also using mathematical interpolation to determine the percentage of the Matching PSUs deemed earned at a stock price determined on such date that is between any two of the hurdles specified in the table.
(b)    Service Condition. The Service Condition shall be deemed satisfied if you are continuously employed by the Company from the Commencement Date through the fifth anniversary of the Commencement Date. Except as expressly provided below, the Matching PSUs will be forfeited if your employment terminates prior to the fifth anniversary of the Commencement Date. If, after the third anniversary of the Commencement Date, you incur a Specified Termination or a Change in Control occurs, the Service Condition will be waived and any Matching PSUs that have been deemed earned on or before such date pursuant to Section 8(a) above shall be deemed vested and be settled in the corresponding number of shares of stock within 30 days of your Termination Date or the occurrence of the Change in Control. If, prior to the third anniversary of the Commencement Date, you incur a Specified Termination or a Change in Control occurs, the Service Condition will be waived and you will be entitled to receive common shares with respect to a pro-rated portion of the Matching PSUs that are deemed earned on such date pursuant to Section 8(a) above, with the pro-ration based on a fraction, the numerator of which is the number of days of your employment from and after the Commencement Date through and including your Termination Date and the denominator of which is 1096.
9.    Terms of Awards. All equity awards described in Sections 5, 6 and 8 are in all cases be subject to the terms and conditions specified in the applicable plan document and such other terms and conditions established by the Compensation Committee in its sole discretion (which shall be consistent with the terms and conditions established for all similarly situated executives of the Company), provided that such terms and conditions are not inconsistent with the applicable provisions of this Agreement. Any such terms and conditions shall be reflected in a separate award agreement(s) that will be delivered to you after any applicable award is actually made.
10.    Benefits and Perquisites. You will be eligible to participate in the benefit programs and receive such perquisites as are generally made available to other senior executives of the Company from time to time, including as the same may hereafter be amended. Participation in such benefits program is subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the plans themselves. The Company shall reimburse you for all reasonable business-related expenses incurred by you in the performance of your duties in accordance with the Company’s standard procedures that may be in effect from time to time. You will also be entitled to four (4) weeks of vacation per year to be accrued and used in accordance with Company policy. At the Company’s expense, you will be provided with a car and driver for business use and shall be entitled to use the Company’s leased aircraft for domestic business travel and to first or business class accommodations on a commercial aircraft for travel outside the United States. You shall reimburse the Company for any personal use of the provided car and driver and shall not be entitled to use the private jet other than for business purposes without prior approval of a duly authorized committee of the Board (provided you reimburse the Company at the applicable FAA rate for any such approved purposes).
11.    Confidential Information. You acknowledge that during the term of your employment you will have access to and possession of Confidential Information (as defined below), including trade secrets of the Company, its parents, subsidiaries and affiliates (hereinafter collectively referred to as “Sotheby’s Group”) and their respective clients. Except as required to perform your responsibilities for any member of the Sotheby’s Group, to comply with law or regulation, or as authorized in writing in advance by the Company, you agree that you will not use, disclose or take any action which results in the use or disclosure of Confidential Information. You agree to give prompt written notice to the Company of any action, or threatened action, by a court or government agency with jurisdiction to compel your disclosure of Confidential Information in order to allow the Company the opportunity to challenge such disclosure. To the extent that you are required to develop, review and/or analyze Confidential Information, you further agree to store and maintain all Confidential Information in a secure place. In the course of your employment with the Company, you acknowledge that you may learn of business opportunities offered to the Company and/or its affiliates, and agree that you will not take advantage of such knowledge for your own benefit or the benefit of any third party. You agree and acknowledge that these obligations with respect to “Confidential Information” shall be in force during your employment by the Company and shall survive termination of your employment, regardless of how such termination arises, for two (2) years after any such termination, provided that the “Confidential Information” in paragraph (b) below, shall be kept confidential indefinitely.
(a)    For purposes of this Agreement, “Confidential Information” includes, but is not limited to, confidential and/or proprietary information concerning any member of the Sotheby’s Group’s business plans, methods of doing business and any specialized information and/or techniques developed by or through it; any member of the Sotheby’s Group’s operation plans, strategies, prospects or objectives; the Sotheby’s Group’s structure, technology, distribution, sales, services, support and marketing plans, practices, and operations; the prices, costs and details of the Sotheby’s Group’s services; the financial condition and results of any member of the Sotheby’s Group’s operations; the Sotheby’s Group’s research; the Sotheby’s Group’s personnel and compensation policies; operating policies and manuals; financial records and related information; means of gaining access to the Sotheby’s Group’s computer data systems and related information; or any other financial, commercial, business or technical information related to any of the property or services developed or sold by or through the Sotheby’s Group’s or any of their respective clients. For purposes of this Agreement, Confidential Information includes, but is not limited to, information in written, graphic, recorded, photographic or any machine readable form or that is orally conveyed to me.
(b)    “Confidential Information” shall also include the Sotheby’s Group’s trade secrets and current or specifically-contemplated potential clients and/or client lists, including information not in the public domain concerning such clients’ private telephone and fax numbers, business and residential addresses, their purchase and sales history, the contents, value, or history of ownership of their art collections, personal and family background information, and the clients’ contacts(s).
(c)    Notwithstanding any of the foregoing, nothing in this Agreement is intended to or shall be interpreted to (i) treat as Confidential Information any information that is in the public domain or generally known in the relevant industry (other than by reason of your breach of any of your obligations hereunder or any other misconduct by you) or specifically exempted in writing by the Company from the applicability of this Agreement, (ii) limit any rights of Sotheby’s under applicable law to protect Confidential Information as provided by applicable law, (iii) prevent you from making any disclosure (including providing truthful testimony) which, in the written opinion of your counsel, is required of you by any federal, state or local law or judicial, arbitral or governmental agency proceedings, after providing the Company with prior written notice (to the extent legally permissible) and an opportunity to challenge such disclosure (to extent reasonably practicable) prior to the time it is compelled, or (iv) prevent you from making any disclosure with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement.
12.    Noncompetition. In consideration of the compensation provided under this Agreement, and because you will have specialized, unique confidential knowledge vital to the Company, you agree and acknowledge that, during the Restricted Period (as defined below in this Section 12), you will not, without the consent of the Company, directly or indirectly, consult for, become employed by, provide services to, or become a principal, partner, member or shareholder of, or an investor in, or solicit or accept any funds, loans or other consideration from:
(i)    Christie’s, Bonham’s, or Phillips de Pury & Company or any affiliate or successor of any of those entities anywhere in the world; or
(ii)    another entity engaged in conducting auctions, dealing in or making private sales of, and collecting or advising with respect to, any collecting category forming part of the Art Business anywhere the Company has an office, affiliation or has done business within the twelve month period immediately preceding the termination of your employment for any reason.
For purposes of this Agreement, the Art Business involves auctions, dealing in or making private sales of, and collecting or advising with respect to, the collecting categories that comprise the Company’s core businesses at the time of termination. For purposes of this Agreement, the “Restricted Period” includes the period of your employment with the Company and any of its affiliates and the period of twelve (12) months after the termination of your employment for any reason. Notwithstanding the foregoing, nothing in this Section 12 shall prevent you, directly or indirectly, from being a holder of less than 1% of any class of publicly traded securities of any entity, or serving as a member of the board of directors or advisory board of any entity on which you were serving prior to your date of termination in accordance with the terms of this Agreement.
13.    Nonsolicitation. During the Restricted Period, you agree that, except as required in the performance of your duties on behalf of the Company, you will not either alone or in concert with others, and will not cause any third party, directly or indirectly,
(1)    to recruit, solicit or induce any employee of any member of the Sotheby’s Group to terminate such employment;
(2)    to solicit the Art Business of, do Art Business with, or seek to do Art Business with, any Client of any member of the Sotheby’s Group;
(3)    to encourage or assist any competitor to solicit or service the Art Business of any Client of any member of the Sotheby’s Group; or
(4)    otherwise to induce any Client to cease doing Art Business with, or lessen its Art Business with, any member of the Sotheby’s Group.
The term “Client” means any person designated by the Company in the ordinary course of business as a Level 1, 2 or 3 client of the Company or any other member of the Sotheby’s Group or as being in such corresponding successor classification of clients that the Company may hereafter establish at any time and from time to time.
14.    Return of Property. Upon the termination of your employment with the Company for any reason, you shall deliver to the Company all Confidential Information and all copies, summaries or abstracts thereof that are under your direct or indirect control or possession. You acknowledge that all such property and Confidential Information remains at all times the exclusive property of the applicable member of the Sotheby’s Group, unless otherwise agreed to in writing by the Company. It is agreed that you (as well as the Company) may retain a copy of your Outlook contacts (or such other form of contact information as may be applicable). Anything to the contrary notwithstanding, you shall be entitled to retain (i) information showing your compensation or relating to reimbursement of expenses, (ii) information that you reasonably believe may be needed for tax purposes, and (iii) copies of plans, programs and agreements relating to your employment, or termination thereof, with the Company.

15    Reformation. You agree and acknowledge that, if at any time there is a determination by any court of competent jurisdiction that the time period, geographical scope, or any other restriction contained in any of Sections 11, 12, 13 or 14 is unenforceable against you as written, the provisions of such Section shall not be deemed void but shall be deemed amended to apply as to such maximum time period, geographical scope and to such other maximum extent as the court may determine.
16.    Specific Performance; Injunctive Relief. You acknowledge and agree that (i) the provisions of Sections 11, 12, 13 and 14 are reasonable and appropriate for the Company’s protection of its legitimate business interests, (ii) the consideration provided under the Agreement is sufficient to justify the restrictions and limitations contained in such Sections, and (iii) the Company may suffer immediate, irreparable harm in the event you breach any of your obligations under the covenants and agreements set forth in such Sections, such that monetary damages may be inadequate to compensate the Company for such breach, and that the Company shall be entitled to seek injunctive relief as a remedy for any such breach (or threatened breach). Such remedy shall not be deemed to be the exclusive remedy in the event of breach by you of any of the covenants or agreements set forth in any of Sections 11, 12, 13 and 14, but shall be in addition to all other remedies available to the Company at law or in equity. Notwithstanding anything to the contrary contained in this Agreement, in the event that a court of competent jurisdiction or arbitrator determines that you violated the covenants and agreements set forth in any of Sections 11, 12, 13 and 14 in any material respect, then, in addition to all other rights and remedies available to the Company, the Company shall have no further obligation to pay you any unpaid amount in respect of the Severance Amount (as defined in Section 19 below) or to provide you with any other unpaid rights or benefits to which you would have been entitled pursuant to this Agreement had you not breached such covenants and agreements.
17.    Work Product. In addition, you agree that the Company is the owner of all rights, title and interest in and to all documents, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, and other technical, business, financial, advertising, sponsorship, sales, marketing, customer or product development plans, forecasts, strategies, information and other materials (in any medium whatsoever) developed or prepared by you or with your cooperation in any way in connection with your employment by the Company (the “Materials’’). To the extent that, at applicable law or otherwise, you have any right, title or interest in any of the Materials, you hereby assign such right, title or interest to the Company, without further consideration, in perpetuity. The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without additional payment to you. You agree to perform all actions reasonably requested by the Company (whether during or after the Term) to establish and confirm the Company’s ownership of such Materials (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Materials. If the Company is unable, after reasonable effort, to secure your signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as your agent and attorney-in-fact, and you hereby irrevocably designate and appoint each executive officer of the Company as your agent and attorney-in-fact to execute any such papers on your behalf, and to take any and all actions as the Company reasonably may deem necessary in order to protect its rights and interests in any Materials, under the conditions described in this sentence.
18.    Adherence to Company Policies. You acknowledge and agree that you will adhere to, and be bound by, the Company’s written compliance policies which are furnished to you. You also acknowledge and agree that from time to time the Company may add new policies or revise existing policies, including, but not limited to, written policies which require you in certain circumstances to repay, disgorge or forfeit incentive compensation that may have previously been payable to or awarded to you, and that you will adhere to, and be bound by, such new or revised policies in effect as of the date such new or revised policies that come into effect during your employment or, if required by applicable law, thereafter, provided that any such policies are provided to you in writing.
19.    Severance Benefits. (a) If, prior to the Expiration Date, your employment is terminated (i)  by the Company for any reason other than Cause (as defined below), or (ii) by you for Good Reason (other than if Cause then exists), the Company will provide you with the following benefits, which shall be in lieu of any other payments or benefits to which you might otherwise be entitled, including, but not limited to, any payments or benefits for which you could be eligible under the Sotheby’s, Inc. Severance Plan:
(i)    Cash severance in an amount equal to two times the sum of your annual base salary and your annual target bonus (calculated at 100% of target), each as in effect at the time your employment terminates but excluding any reduction in base salary or target bonus percentage opportunity which resulted in your resignation for Good Reason as defined below (the “Severance Amount”). Sixty percent (60%) of the Severance Amount will be payable to you on the six-month anniversary of the date your employment so terminates (the “Termination Date”) and the remaining forty percent (40%) of the Severance Amount will be payable to you on the twelve-month anniversary of the Termination Date;
(ii)    A prorated bonus based on the amount of your base salary actually paid to you during the fiscal year through the Termination Date and based on your then current annual target bonus percentage opportunity applied to such actual salary amount, provided that such bonus, if any, will be payable to you if and when and on the same terms and conditions (other than for adjustments due to individual performance) as such bonuses are generally paid to other senior executives of the Company based upon the achievement of any Company performance objectives otherwise applicable under the annual incentive plan (excluding any reduction in base salary or target percentage opportunity which resulted in your resignation for “Good Reason” as defined below); and
(iii)    If, as of the Termination Date, the annual incentive compensation payable in respect of the calendar year immediately preceding the Termination Date has not been paid to senior executives of the Company, the annual incentive payment that would otherwise be due to you in respect of such fiscal year under the terms of the annual incentive compensation plan as determined by the Compensation Committee and consistent with this Agreement;
(iv)    unpaid base salary though the date of termination and any outstanding expense reimbursement payable in accordance with the Company’s generally applicable policies;
(v)    at the Company’s expense, continued participation in all medical, dental, vision and hospitalization insurance coverage and benefits and in all other employee and senior-level executive benefit plans, programs and arrangements in which you (and your eligible dependents) were participating on the date of the termination of your employment for a period equal to the greater of (A) the remainder of the Term (had your employment not terminated earlier), and (B) 24 months following the termination of your employment; provided, however, that if you are reemployed with another employer and are eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility, and further provided that, to the extent that the Company’s plans, programs and arrangements do not or cannot permit such continuation of your participation following your termination, the Company shall pay you, on a monthly basis, on the fifteenth day of each applicable month, an amount equal to the cost that you would have to pay under COBRA to receive the coverage that cannot be made available under such plans, programs and arrangements; and
(vi)     other vested benefits, including senior level executive benefits, if any, in accordance with applicable plans, programs and arrangements of the Company in which you participated.
(b)     Equity Incentives Payable in Accordance with Their Terms. In connection with any termination of your employment, all of your then outstanding equity awards and other long-term incentive awards, including the Sign-On Awards, will be treated in accordance with their terms (including, without limitation, the terms specified in this Agreement); provided, however, that if, prior to the Expiration Date, your employment is terminated (i)  by the Company for any reason other than Cause, or (ii) by you for Good Reason, the Compensation Committee will consider, in good faith, vesting your then outstanding equity awards, in whole or in part, which may include, in the case that any such awards are subject to any performance criteria, permitting such vesting upon and to the extent the applicable performance criteria are satisfied.

(c)    Termination Benefits Conditioned Upon Execution and Delivery of a Release. Your entitlement to payment of the Severance Amount and any other termination benefit provided for under this Agreement or the terms of any other agreement between you and the Company is subject to your execution, delivery and non-revocation (within any applicable revocation period) of a release substantially in the form attached hereto as Exhibit A no later than 60 days following the Termination Date.
(d)     Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:
An “affiliate” of any person or entity shall mean any other person or entity that, directly or through one or more intermediaries, controls or is controlled by or is under common control with such first person or entity.
“Cause” means your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.
For the purposes of this definition of “Cause,” no act, or failure to act, on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. In addition, prior to any termination for “Cause,” you shall have 30days following the receipt of written notice from the Company to cure (to the extent curable) the neglect or conduct that is the basis of such claim. Prior to the Company taking action to terminate your employment for Cause for any reason specified in subclause (i), you, and your counsel, shall be given the opportunity to be heard before the Board and you shall only be deemed to have been terminated for Cause if no less than 60% of the members of the Board determine in good faith that you are guilty of conduct set forth in such clause.
“Disability” means a determination by the Company in accordance with applicable law that, as a result of a physical or mental illness, you have been unable to perform the essential functions of your position, for a period of at least 180 consecutive calendar days, taking into account any reasonable accommodation that does not present an undue burden on the Company.
“Good Reason” means that without your written consent,
(A)    any reduction in your base salary or annual target bonus percentage opportunity as set forth in this Agreement, or as the same may have been increased from time to time in accordance with the terms hereof,
(B)    you are removed from the position of President and Chief Executive Officer of the Company (other than in connection with a termination for Cause or due to your Disability),
(C)    a material diminution in your title, authority, duties or responsibilities,
(D)    a breach by the Company of any material provision of this Agreement, including but not limited to the failure to pay you any compensation or benefit to which you are entitled to hereunder,
(E)    you are required to report to someone other than the full Board,
(F)    any executive in charge of a major business function or major business unit or division not reporting directly to you, or

(G)    your primary office is re-located outside of New York City.

Notwithstanding the foregoing, you shall not be entitled to terminate your employment for Good Reason unless (i) you have given the Company written notice, referring specifically to the action taken by the Company which is alleged to constitute any of the foregoing events without your consent, (ii) the Company has not corrected such action within 30 days of receiving such notice, and (iii) you voluntarily terminate your employment with the Company within 90 days following the occurrence of any such alleged action.
(e)    No Mitigation; No Offset. In the event of termination of your employment, you shall be under no obligation to seek other employment and there shall be no offset against amounts due to you on account of any remuneration or benefits provided by any subsequent employment you may obtain. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against you for any reason, except as expressly set forth in this Agreement.
20    Termination of Employment Following Expiration of the Term. In the event that (i) the Term shall expire without the parties extending the Term under this Agreement or entering into a new employment agreement to govern the terms and conditions of your employment and (ii) your employment with the Company terminates for any reason other than (A) due to your death or Disability (which shall be addressed as provided in accordance with the applicable award agreements) or (B) a termination by the Company due to conduct by you that would have constituted Cause under the terms of this Agreement and following the procedures that would have applied in such circumstance had such conduct occurred during the Term, any equity awards that are outstanding and unvested at the date of your termination of employment that, in accordance with its terms would have become vested and payable (i) upon the passage of time and the continued performance of service shall become vested and payable upon your termination of employment (except that payment shall be subject to any delay required by reason of your being a specified employee within the meaning of Section 409A of the Code) and (ii) in whole or in part upon the achievement of stated performance criteria shall become vested and payable on the same terms and conditions as though your employment had continued, including remaining subject to, and payable based upon, the level of achievement of the applicable performance criteria. Additionally, to the extent that you are not entitled to severance benefits under this Agreement or another individual agreement with the Company, you shall be eligible for benefits under the Sotheby’s, Inc. Severance Plan, as in effect from time to time.
21.    Cooperation. Following the date of termination of your employment with the Company, if requested in writing by the Company, you agree to use commercially reasonable good faith efforts to reasonably cooperate with the Company in connection with any matter with which you were involved prior to such employment termination, or in any litigation or administrative proceedings or appeals (including any preparation therefore) where the Company believes that your personal knowledge, attendance or participation could be beneficial to the Company or its affiliates. This cooperation includes, without limitation, reasonable participation on behalf of the Company and/ or its affiliates in any litigation, administrative or similar proceeding, including providing truthful testimony. The Company will provide you with reasonable notice in connection with any cooperation it requires in accordance with this section and will take reasonable steps to schedule your cooperation in any such matters so as not to materially interfere with your other professional and personal commitments. The Company will reimburse you for any reasonable out-of-pocket expenses (including attorneys’ fees of counsel of your choice) you reasonably incur in connection with the cooperation you provide hereunder as soon as practicable after you present appropriate documentation evidencing such expenses. You agree to provide the Company with an estimate of any such individual expense of more than $1,000 before it is incurred.

22.    Taxes. Notwithstanding anything to the contrary contained in this Agreement, (i) the Company may withhold from any payment due to you hereunder any taxes that are required to be withheld under any law, rule or regulation, (ii) if and to the extent that any payment or benefit under this Agreement, or any plan, award or arrangement of the Company or its affiliates, is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Internal Revenue Code (“Section 409A”) and is payable to you by reason of your termination of employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are determined by the Company as of the date or your termination of employment to be a “specified employee” (within the meaning of Section 409A), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service (or, if earlier than the expiration of such six-month period, the date of your death), and any amount not paid or benefit not provided in respect of such six-month period will be paid to you in a lump sum or provided to you as soon as practicable after the expiration of such six-month period, and (iii) if any payment otherwise due to you hereunder or otherwise would result in the imposition of the excise tax imposed by Code Section 4999, the Company will instead pay you either (a) such amount or (b) the maximum amount that could be paid to you without the imposition of the excise tax, depending on whichever amount results in your receiving the greater amount of after-tax proceeds (as determined by the Company). Any reduction in payments and benefits described in the previous sentence will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, such payments or benefits will be reduced in the inverse order of when the payments or benefits would have been made to you (i.e., later payments will be reduced first) until the reduction specified is achieved. It is intended that the provisions of this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder. If at any time you believe that any provision of this Agreement would cause you to incur any additional tax under Code Section 409A, you may bring such matter to the Company’s attention and the Company will endeavor in good faith to work with you to reform such provision to comply with Code Section 409A, to the extent practicable, subject to preserving the original intent, benefit and obligations of the parties with respect to the applicable provision. To the extent any expense reimbursement is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.

23.    Assignment. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you, except that the right to payment of compensation due you hereunder may pass by will or the laws of descent and distribution. This Agreement shall inure to the benefit of, and be enforceable by, your legal representatives. This Agreement shall not be assignable by the Company (other than to the extent that the Company’s rights hereunder pass by operation of law) without your prior written consent, and shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns.

24.    Arbitration. In the event that any dispute arises between you and the Company regarding or relating to this Agreement and/or any aspect of your employment relationship with the Company, the parties consent to resolve such dispute through mandatory arbitration in New York, New York (or such other location as shall be mutually agreed between the parties) administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief. The parties hereby consent to the exclusive jurisdiction of the New York State Supreme Court located in Manhattan and the District Court for the Southern District of New York for purposes of seeking such injunctive or equitable relief as set forth above, and each party waives and agrees not to assert any defense that any such party is not subject to the jurisdiction of such court, or that venue in such court may not be appropriate.

25.    Survival. The covenants and agreements set forth in Sections 11, 12, 13 and 14, the obligations of the Company to pay any compensation that is due at, or is payable after, your Termination Date, including, but not limited to, the Severance Amount payable under Section 19 and your indemnification rights under Section 27below, and the provisions governing the parties rights and obligations set forth in Sections 15 through the end of this Agreement shall survive any termination or expiration of the Agreement or any termination of your employment with the Company.

26.    Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State, without regard to its conflict of laws principles.
27.    Indemnification; Liability Insurance.     During the Term and thereafter, the Company agrees to indemnify and hold you and your heirs and representatives harmless, in accordance with the Company’s certificate of incorporation or by-laws and any indemnification polices that it makes available generally to its officers and directors, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees of counsel of your choice) as a result of any claim or proceeding, or threatened claim or proceeding, against you that arises out of or relates to your service as an officer, director or employee, as the case may be, of the Company, or your service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, both prior to and after the Effective Date, and, to the extent provided under its certificate of incorporation, by-laws or generally applicable policies, to advance to you or your heirs or representatives such expenses upon written request. During the Term and thereafter, the Company also shall provide you with coverage under any directors’ and officers’ liability policy that is then in effect to the same extent as its other senior executives (and former executives) until such time as suits against you are no longer permitted by law.
28.    Notices. You hereby agree that mailing of notice, process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof if delivered to you at your address set forth above or to such other address as you may later designate in writing for the receipt of such notices, with a copy to Andrew S. Goodstadt, Esq., Goodstadt Law Group, PLLC, One Old Country Road, Suite 347, Carle Place, New York 11514. The Company hereby agrees that mailing of notice, process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.
29.    Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
30.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render the same legal, valid and enforceable, and the other remaining provisions of this Agreement shall not be affected but shall remain in full force and effect.
31. Effectiveness. The effectiveness of this Agreement shall be subject to the approval thereof by the Board.
32.    Construction. It is the parties’ intention that this Agreement not be construed more strictly with regard to you or the Company. This Agreement supersedes any other employment or severance agreement or arrangements between the parties, whether oral or written (and you shall not be eligible for severance benefits under any other plan, program or policy of the Company). Headings used herein are for convenience only and shall not be applied in the interpretation or construction of this Agreement or the particular provisions to which such heading applies.
This Agreement will automatically terminate, and be of no further force or effect, on the Expiration Date (other than with respect to any rights or obligations which, by the terms of this Agreement, arose before, or explicitly survive, such date).

SOTHEBY’S

/s/ Domenico De Sole
By:     Domenico De Sole
Title:     Lead Independent Director

ACCEPTED AND AGREED

/s/ Thomas S. Smith, Jr.
Thomas S. Smith, Jr.

EXHBIT A
AGREEMENT AND RELEASE
1. Consideration. As consideration for this Agreement and Release, Thomas S. Smith, Jr. (“Executive”) will receive the benefits payable pursuant to the agreement dated March 13, 2015 between Sotheby’s and Executive (the “Agreement”), including without limitation, Sections 6, 8 and 19 thereof. Executive acknowledges that the execution of this Agreement and Release is a condition to the payment of the severance and other termination benefits payable in accordance with such Agreement, and that such amounts: (i) exceeds any payment, benefit or other thing of value to which he might otherwise be entitled under any policy, plan or procedure of Sotheby’s without regard to such Agreement; and (ii) is in full discharge of any and all of Sotheby’s liabilities and obligations to him, whether written or oral.
2. Agreement. Executive acknowledges and reaffirms his obligations pursuant to the Agreement, including, without limitation, the covenants contained in Sections 11, 12, 13 and 14 thereof.
3. Executive Release. (a) For good and valuable consideration, the receipt of which is hereby acknowledged, Executive for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter collectively referred to as “Executive Releasors”), hereby forever releases and discharges Sotheby’s, or any of Sotheby’s past, present or future parent entities, partners, subsidiaries, affiliates, divisions, employee benefit and/or pension plans or funds, insurers, successors and assigns and any of its or their past, present or future officers, directors, attorneys, agents, trustees, administrators, employees, or assigns (whether acting as agents for Sotheby’s or in their individual capacities) (collectively referred to as “Sotheby’s Releasees”) from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs, expenses, damages, actions and causes of action, of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), except for claims for vested benefits, whether known or unknown, by reason of any act, omission, transaction or occurrence which Executive Releasors ever had, now have or hereafter can, shall or may have against Sotheby’s Releasees up to and including the Agreement Effective Date as defined in Subparagraph 10(c) below relating to Executive’s employment with the Company, or his separation of such employment. This release does not apply to claims by Executive Releasors with regard to payments or benefits specifically payable under the Agreement which are not yet paid as of the Agreement Effective Date, claims for vested accrued benefits, claims under COBRA, claims relating to any rights of indemnification under the Company’s certificate of incorporation or by-laws or claims under any directors and officers liability insurance policy.
Without limiting the generality of the foregoing, Executive Releasors hereby release and discharge Sotheby’s Releasees from:
(i)    any and all claims relating to Executive’s employment by Sotheby’s, the terms and conditions of such employment, any employee benefits related to his employment and/or his termination from such employment;
(ii)    any and all claims of employment discrimination and/or retaliation under any federal, state or local statute or ordinance, including without limitation, any and all claims under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act; the Equal Pay Act; the New York State Human Rights Law; and the New York City Human Rights Law;
(iii)    any and all claims for wrongful discharge and/or breach of contract or any claims related to compensation or benefits, including claims for bonus or deferred payments;
(iv)    any and all claims for defamation, libel or slander against any of the Sotheby’s Releasees; and
(v)    any and all claims for attorneys’ fees, costs, disbursements and the like;
which Executive Releasors ever had, now have or hereafter can, shall or may have against Sotheby’s Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the Agreement Effective Date as defined in Subparagraph 10(c) below.

(b)    Executive agrees, to the extent consistent with law, that he will not commence, maintain, prosecute or participate (except as compelled by legal process) in any action or proceeding of any kind (judicial or administrative) against Sotheby’s Releasees, arising out of any act, omission, transaction or occurrence occurring up to and including the Agreement Effective Date as defined in Subparagraph 10(c) below. Nothing in this Release shall limit the Executive's right to file a charge or complaint with any state or federal agency or to participate or cooperate in such a matter. However, the Executive expressly waives all rights to recovery for any damages or compensation awarded as a result of any suit or proceeding brought by any third party or governmental agency on the Executive's behalf.
4. Sotheby’s Release. For good and valuable consideration, the receipt of which is hereby acknowledged, Sotheby’s hereby forever releases and discharges Executive and his heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter collectively referred to as “Executive Releasees”) from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs, expenses, damages, actions and causes of actions, of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law, statutory, federal, state, local or otherwise) (collectively, “Claims”), by reason of any act, omission, transaction, or occurrence which Sotheby’s ever had, now has or hereafter can, shall or may have against Executive Releasees up to and including the Agreement Effective Date as defined in Subparagraph 10(c) below relating to Executive’s employment with the Company, or his separation of such employment; provided, however, that the provisions of this Paragraph 5 shall not apply to Claims arising out of facts or circumstances that were known to Executive and which he had not disclosed to the Worldwide General Counsel of Sotheby’s prior to the date that Sotheby’s signs this Agreement; and provided, further, however, that the provisions of this Paragraph 5 shall not apply to any claims of Sotheby’s to recoup from, or refuse to pay to, Executive any equity or cash incentive-based compensation as a result of a restatement of Sotheby’s financial statements as required by law or regulation or Company policy adopted consistent with applicable law or regulation.
5. Confidentiality. Executive acknowledges that this Agreement and Release and all terms and conditions thereof shall be kept strictly confidential and shall not be disclosed by Executive to anyone, except to the extent required by law or legal process, to the extent necessary with respect to any litigation, arbitration or mediation involving this release or the Agreement, including, but not limited to, the enforcement of this release or the Agreement, and except that Executive may disclose the terms of this Agreement and Release to his spouse and his attorney, accountant and/or his tax or financial advisor, who shall each be instructed by Executive that this Agreement and Release and its terms are to be kept confidential.
6. Covenant of No Pending Claim. Executive warrants that he has not commenced or filed any litigations, administrative charges or other proceedings against Sotheby’s. Sotheby’s warrants that, except as otherwise disclosed to Executive in writing, it has not commenced or filed any litigations, administrative charges or other proceedings against Executive.
7. No Representations. Neither party hereto, nor any agent or representative thereof, has made any statement or representation to the other party regarding any fact relied upon by such other party in entering into this Agreement and Release.
8. Adequate Investigation and Binding Effect. Executive has made such investigation of the facts pertaining to this Agreement and Release and all matters pertaining hereto as he deems necessary. This Agreement and Release shall inure to the benefit of and may be enforced by the parties to this Agreement and Release, and shall be final and binding upon Executive, his executors, administrators, legatees or any other successor in interest, and upon Sotheby’s and its successors.
9. Non-Assignment of Claims. Executive warrants and represents that he has not assigned nor in any way conveyed, transferred or encumbered all or any portion of the claims or rights covered by this Agreement and Release nor are any such rights or claims endorsed by operation of law or decree or otherwise, and acknowledges and agrees that this warranty and representation is an essential and material term of this Agreement and Release.
10. Review and Revocation Period.
(a)    Executive shall have at least twenty-one (21) days from the date of receipt of this Agreement and Release to consider the terms and conditions of this Agreement and Release. Executive may accept this Agreement and Release by signing it and returning it to the Worldwide Head of Human Resources, Sotheby’s, 1334 York Avenue, New York, New York 10021.
(b)    After signing this Agreement and Release, Executive shall have seven (7) days to revoke this Agreement and Release by indicating his desire to do so in writing (i) addressed to the officer specified in Section 10(a) above at the address listed above and (ii) received by such officer no later than 5:00 p.m. on the seventh (7th) day following the date Executive signs this Agreement and Release.
(c)    The effective date of this Agreement and Release shall be the eighth (8th) day following Executive’s signing of this Agreement and Release (the “Agreement Effective Date”) provided Executive does not revoke this Agreement and Release during the revocation period.
11. Knowing and Voluntary Waiver. Executive understands and acknowledges that: (a) he has carefully read this Agreement and Release in its entirety; (b) he has had an opportunity to consider fully the terms of this Agreement and Release for twenty-one (21) days; (c) he has been advised by Sotheby’s in writing to consult with an attorney of his choosing in connection with this Agreement and Release; (d) he fully understands the significance of all of the terms and conditions of this Agreement and Release; (e) he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (f) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement and Release; (g) he is signing this Agreement and Release voluntarily and of his own free will and assents to all the terms and conditions contained herein; and (h) the amounts being paid hereunder are in excess of those amounts to which he would be entitled if he did not sign this Agreement and Release.
12. Non-Disparagement. Executive agrees that he will not disparage (or induce or encourage others to disparage) Sotheby’s or any of its present directors or executive officers with respect to any events relating to Executive’s employment with Sotheby’s including, without limitation, criticizing Sotheby’s business strategy. Sotheby’s agrees that it shall not, and it shall instruct each senior officer and all members of the Board of Directors, and shall cause its subsidiaries or affiliates, not to disparage (or induce or encourage others to disparage) Executive, including, but not limited to, with respect to any events relating to Executive’s employment with Sotheby’s. For the purposes of this Agreement and Release, the term “disparage” means any comments or statements which would adversely affect in any manner the business reputation or relationships of Executive or Sotheby’s and/or any of its past or present directors, officers, agents, trustees, subsidiaries or affiliates, administrators, attorneys or employees known to Executive, as the case may be.
13. The Company’s Proprietary Information. As required in accordance with the Agreement, if Executive has not already done so, he shall return to Sotheby’s all Sotheby’s property in his possession including, but not limited to, credit cards, building passes, airline tickets, computers, laptops, facsimile machines, portable telephones and other wireless devices no later than his termination date; provided that Executive (as well as the Company) shall be entitled to retain a copy of his Outlook contacts (or such other form of contact information, as may be applicable) and such other documents and information permitted pursuant to Section 14 of the Agreement. If Executive has not already done so, he shall deliver to Sotheby’s all correspondence, documents, papers and other media containing information about the accounts, clients, interests, or business of Sotheby’s together with all copies in his possession no later than his termination date.
14. Non-Admission of Liability. No party hereto admits or acknowledges the existence of any liability or wrongdoing. This Agreement and Release is not in any respect, nor for any purpose, to be deemed or construed to be, or in any way used as evidence of, an admission or concession of any liability or wrongdoing whatsoever on the part of any person or entity.
15. Severability. The terms and provisions of this Agreement and Release are acknowledged by all parties to be required for the reasonable protection of others. If any of the provisions, terms, clauses or waivers or releases of claims or rights contained in this Agreement and Release are declared unlawful, unenforceable, or ineffective in a legal forum of competent jurisdiction, then such provisions, terms, clauses, or waivers or releases of claims or rights shall be deemed severable, such that all other provisions, terms, clauses, and waivers and releases of claims or rights contained in this Agreement and Release shall remain valid and binding upon the parties.
16. Integration. This Agreement and Release constitutes a single, integrated written contract expressing the entire agreement of the parties hereto relative to the subject matter hereof. With the exception of the Agreement and the award agreements evidencing any equity award made pursuant to such Agreement, the provisions and obligations of which are ongoing, all prior and contemporaneous discussions and negotiations have been and are merged and integrated into and are superseded by this Agreement and Release.
17. Disputes. In the event of a dispute hereunder, the provisions pertaining to arbitration and injunctive relief set forth in Section 23 of the Agreement shall apply to such disputes as though incorporated herein and made a part hereof.
IN WITNESS WHEREOF, this Agreement and Release has been duly executed by the undersigned on dates indicated below.

Dated:____________________             ____________________
Thomas S. Smith, Jr.

Solely as to the provisions of Section 4: SOTHEBY’S

By:____________________ Name:____________________ Title:____________________
Dated:____________________